Q1 FISCAL 2010 PREPARED REMARKS

THE LONG-TERM VIEW:  TECHNOLOGY LEADERSHIP + WINNING IN THE MARKET = 20% EPS CAGR
Our long-term financial goal is simple:  We intend to deliver 20% non-GAAP EPS growth annually for the next 5 years.  We expect to deliver this result through what we call our “Winning in the Market” strategy; which means primarily through accelerating organic revenue growth coupled with modest margin improvement.  The table below illustrates these goals as we laid them out at our investor day in NYC on November 4, 2009. Given our Q1 results, we are increasing our FY’10 guidance to $1,015 M in revenue with $1.00 of non-GAAP EPS.

Our strategy is equally straight forward:  We believe we are the technology leader in attractive growth markets.  We characterize the markets we participate in with the 4-box graphic below.  We expect our technology leadership position in the growth markets to translate into growth rates in excess of the overall market growth rates – especially in the PLM half of our business.  We expect our overall revenue growth rates to accelerate over the next few years as our revenue mix continues to shift from ‘Desktop’ to ‘Enterprise.'  In fact, for the first time ever, our license revenue mix in Q1 is 60% Enterprise / 40% Desktop.

Because most of our competitors are not public, or do not report their CAD and PLM revenues, we provide data points such as “Domino Account Wins” and “New ProductPoint Customers” in the pages that follow to support our claims that we are the technology leader, that we are gaining market share, and that ultimately we are “Winning in the Market.”
Non-GAAP Supplemental Information

We provide non-GAAP supplemental information to our GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in “Q1 FY’10 Expenses Commentary and FY’10 & Q2 Outlook” below and in the attached tables, along with a reconciliation between the GAAP and non-GAAP information.

Q1 FY’10:  WINDCHILL LICENSE REVENUE DRIVES UPSIDE
Our Q1 results were better than our guidance due to stronger than expected license sales.  We delivered 8% year over year revenue growth, with license sales up 48% (3% and 43% on a constant currency basis, respectively).  Our maintenance and services business were down modestly, as expected, as we continue to work through the impact of soft license sales in 2009.  We delivered non-GAAP EPS of $0.27, up 80% compared to last year.  (GAAP EPS was $0.15 compared to $0.04 in Q1’09).

Highlights of this quarter’s results are:

1)	A 195% increase in our PLM license revenues into the large enterprise market
2)	4 new Domino account deals in Q1, bringing our total to 11 vs. a target of 12 by the end of FY’10
3)	More than 1.1 million active maintenance paying seats of PTC software (up from less than 1 million in Q4’09), with 848,000 seats of Windchill® (up from 718,000 in Q4’09)

We believe these data points continue to demonstrate what we believe is a fundamental shift in the competitive dynamic of our industry:  Our Windchill PLM platform is separating itself from the pack and is in an increasingly clear technology leadership position.

Our Q1 results continue to suggest signs of improvement in customer spending.  We are currently seeing the most strength in large, Windchill-led engagements, notably in North America, while our SMB (Small and Medium Business) customers around the world still seem to be constraining spending given the ongoing macroeconomic climate.  However, we did see our second sequential quarter of revenue improvement in the Indirect (SMB) space.  This is particularly interesting given that we would not typically expect to see a sequential increase from Q4 to Q1, given the normal seasonality of our business.  In addition, we saw sequential improvement in our European results and year-over-year improvement in our China results even though the European and Asian markets are still being adversely impacted by the macroeconomic environment.

Our business seems to be recovering faster than anticipated.  We continue to expect our business to recover and grow in “waves” with license revenue recovering first, followed by maintenance and services.  We expect the direct sales effort to recover first, followed by the indirect space.  We also expect North America to recover first, followed by Europe and Asia.

Prior to Q1, we had announced 7 domino wins (see page 7 for further definition of dominoes).  This quarter we won 4 additional domino accounts:  Raytheon, Cummins, a large multinational retailer and a large multinational industrial automotive company.  At our November investor event, we had increased our goal to 12 domino account wins by the end of FY’10.  We now have 11 wins to date, and continue to believe we will achieve our goal.  In addition to domino account wins, we also continue to win important Windchill-led competitive displacements with other large companies.

Our product portfolio has never been more compelling and we are continuing to invest to extend our technology leadership position.  We have significant new releases of Windchill, Pro/ENGINEER®, Arbortext®, CoCreate® and Mathcad® coming out in FY’11, and we are progressing on our new embedded software and program portfolio management initiatives.  We also continue to add to our product analytics platform; in early Q2 we acquired leading technology in the fast-growing carbon information management market, enhancing our “green product development” capabilities.  Our product analytics platform enables customers to perform business intelligence-like analytics on their in-process product designs.

We are very optimistic about the long-term opportunity for PTC and will continue to make strategic investments that we believe are critical to delivering value to our customers and gaining market share.  We expect these investments to enable us to achieve our goal of 20% non-GAAP EPS CAGR over the next 5 years.

Q1 RESULTS VS. GUIDANCE:  WINDCHILL LICENSE REVENUE DRIVES UPSIDE
Total revenue for Q1 was $258.4 million, up 8% from Q1’09.  Our Q1 revenue and non-GAAP EPS of $0.27 were above our guidance range of $230 to $240 million and non-GAAP EPS of $0.12 to $0.18, primarily due to stronger than expected license sales of Windchill.  Q1 GAAP EPS was $0.15 and our GAAP OpEx was $236.1.  The table below outlines our Q1 revenue and non-GAAP operating expenses relative to the guidance we provided, both on an as reported basis as well as using the currency rates we based our guidance on (USD / EURO of $1.46 and YEN / USD of 91).  The net impact of currency movements on our Q1 results was less than $0.01 EPS.

($ in millions)	Guidance Range for Q1	Q1 Results As Reported	Q1 Results @ Guidance FX Rates	FX Impact Relative to Guidance
License	50 - 60	74.8
Service	50 - 55	55.9
Maintenance	Approx. 125	127.7
Total Revenue	230-240	258.4	256.5	1.9

Non-GAAP OpEx		213.3	212.0	1.3

OUTLOOK FOR Q2 AND FY’10:  Q2 LICENSE GROWTH OF 50%, FY’10 LICENSE GROWTH OF 30%
In providing guidance for Q2 and setting goals for FY’10, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns.  We are using the following currency assumptions in our Q2 guidance: USD / EURO rate of $1.46 and YEN / USD of 90.

For FY’10 we are increasing our revenue target from $980 million to $1,015 million.  We expect this incremental growth primarily in our license revenue.  We are now expecting license revenue growth of 30% in FY’10, to approximately $275 million.  We are also increasing our FY’10 non-GAAP operating margin target from 15% to 16% and our non-GAAP EPS target from $0.96 to $1.00. (On a GAAP basis our operating margin target is now 7.5% and our EPS target is $0.50).

For Q2, we are initiating revenue guidance of $235 to $245 million with non-GAAP EPS of $0.14 to $0.20.  This guidance includes license revenue of $60 to $65 million, which is up approximately 50% on a year-over-year basis.  (On a GAAP basis, we expect EPS of $0.02 to $0.07).

We intend to continue to make strategic investments through FY’10 that we believe are critical to delivering value to our customers and will help PTC gain market share, drive faster top line growth and improve operating profitability over the longer term.  These investments include:

1)	Increased investment in our direct sales force and our reseller channel
2)
Investing in R&D to extend our technology leadership position with further enhancements to our core product families including Windchill, Pro/ENGINEER, InSightTM, CoCreate, Arbortext, Mathcad and ProductPoint®

3)	Enhancing and leveraging the value of our services business through expansion of our services ecosystem

REVENUE BY 4-BOX (GAAP):  WINDCHILL SALES INTO LARGE ENTERPRISES DRIVE GROWTH
Beginning in Q1, we are reporting our revenue in the 4-box matrix below because we believe this provides valuable insight into how our business is performing by both product mix and distribution channel.

The horizontal axis highlights Desktop vs. Enterprise solutions

•	Desktop solutions include Pro/E, Mathcad and a portion of CoCreate and Arbortext revenue
•	Enterprise solutions include Windchill, ProductViewTM, ProductPoint, InSight and a portion of Arbortext and CoCreate revenue

The vertical axis highlights Direct vs. Indirect go-to market strategies

•	Direct sales focuses primarily on the large enterprise market
•	Indirect sales (primarily our VAR reseller channel) focuses primarily on the SMB market

Our total PLM revenue for Q1 was $122.5 million, up 28% compared to Q1’09.  We are seeing significant growth in Windchill, driven primarily in the Large Enterprise market space (upper right hand box).  Our PLM business is now on track to be a $500 million business in FY’10.  Our CAD and SMB businesses were down modestly on a year-over-year basis, as expected, given the maturity of the CAD market and the ongoing impact of the global economy on the SMB space.  However, as noted earlier, we did see our second sequential quarter of revenue improvement in the Indirect (SMB) space.

REVENUE TRENDS

DIRECT SALES:  PLM MARKET DRIVES GROWTH
Our direct sales force is primarily focused on large enterprise customers.  We have approximately 270 direct sales reps.  These reps are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers.  The table below outlines direct revenue performance.  Key metrics we provide in addition to revenue regarding our Direct Sales / Large Enterprise Market performance also include Large Deals and Domino Account wins (details below).

($ in millions)	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1’10
Direct	$166.8	$176.9	$185.8	$211.8	$741.4	$164.4	$158.2	$161.5	$179.7	$663.9	$186.7
As % of Rev.	69%	69%	68%	71%	69%	68%	70%	71%	73%	71%	72%

In Q1 direct account revenue, including Strategic Account Management (SAM) accounts, was up 14% year over year.  As you will see from the 4-box detail on page 8, our growth in this space was driven by 33% growth in the PLM market, offset by our results in the mature CAD market (-6% y-y) and ongoing macroeconomic conditions.  While we would have expected a sequential drop given normal seasonal trends, our direct account revenue in Q1 was up 4% sequentially, driven by large deal activity in Q1.

LARGE DEAL ACTIVITY:  CUSTOMERS INCREASE PLM INVESTMENTS
Large deal activity is a significant growth driver and has historically tended to generate 13% to 15% of our total revenue in any given quarter, with the exception of Q4, which historically has been higher.  Large deal activity is driven primarily by direct sales reps.  We define “large deals” as recognizing more than $1 million of license and services revenue from a customer during a quarter.

($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1’10
Number of Large Deals	12	16	13	24	65	9	9	9	19	46	10
L&S Revenue	$32.0	$37.5	$35.5	$60.1	$165.2	$24.2	$24.7	$27.8	$50.1	$126.8	$49.9
Avg. Deal Size	$2.7	$2.3	$2.7	$2.5	$2.5	$2.7	$2.7	$3.1	$2.6	$2.8	$5.0
% of Total Revenue	13%	15%	13%	20%	15%	10%	11%	12%	20%	14%	19%

In Q1 we had 10 large deals totaling $50 million.  6 of these customers were in North America, and 4 were in Europe.  While large deal activity continues to be more challenging than in 2008, we are seeing lead times shortening.  We also saw the average deal size up considerably in Q1, due in part to large enterprise PLM contracts in North America.

We continue to have a strong pipeline of large deals that we are working on world-wide.  We are winning competitive deals with large global companies (see ‘Dominoes’ below) and are actively engaged in more than 200 competitive displacement campaigns with other large global companies.  While large deal activity continues to be adversely affected by macroeconomic conditions, we are beginning to see signs of improvement:  The number of these transactions was stable throughout FY’09, the spike in Q4 was larger than expected, and the average revenue per deal in Q1 was larger than expected.  North America continues to be the best performing region on a year-over-year basis.

Domino Account Update:  ON TRACK WITH 11 DOMINOES TO-DATE (Goal of 12 by end of FY’10)
At our June ‘09 investor event, we outlined what we are calling our “domino account strategy.”  Domino wins are defined as competitive wins at some of the world’s largest discrete manufacturing companies whose primary PLM solutions are not PTC products, and who have conducted comprehensive benchmarks of the major PLM technologies available today and selected PTC as the winner.  These wins are important because we believe they serve as a “signpost” signaling the technological superiority of our products.  We believe the logical conclusion of winning in a significant number of ‘domino’ accounts is that PTC has become the unambiguous market leader.  As we demonstrate the real value of our technology in the initial installation phase, we expect these accounts will be significant customers for years to come.

The table below outlines domino account wins by major vertical over the past few quarters.  Our goal is to win 12 domino accounts by the end of FY’10.

Domino Account Wins
	FY’08	FY’09	Q1’10	Total to-date	FY’10 Goal
Industrial		2	1	3
Electronics & High Tech		1		1
Aerospace & Defense	1		1	2
Automotive		1	1	2
Life Sciences		1		1
Retail, Footwear & Apparel		1	1	2
Total	1	6	4	11	12

UPPER LEFT BOX (DIRECT SPACE / DESKTOP PRODUCTS)

While this market is extremely important from a strategic perspective, we believe it is a mature market with limited long-term growth opportunity.  Not surprisingly, this market continues to be soft from a new license and services perspective.  Importantly, however, our maintenance paying base in this market remains solid.  Our primary products in this market are Pro/ENGINEER and Arbortext authoring solutions.

UPPER RIGHT BOX (DIRECT SPACE / ENTERPRISE PRODUCTS)

From a near- to medium-term growth perspective, we believe this market offers the most significant opportunity.  Large enterprises are increasingly investing in PLM solutions and we believe PTC’s Windchill is the premier PLM solution on the market today.  We saw 195% year-over-year license revenue growth in this market in Q1 and we continue to expect significant year-over-year improvement in Q2.  Our primary products in this market are Windchill, ProductView, InSight and Arbortext enterprise solutions.

INDIRECT SALES:  STRONG MAINTENANCE BASE AND IMPROVING END MARKET SIGNALS
Our indirect sales are primarily from the Small and Medium Businesses (SMB) market.  We continue to have approximately 120 channel business development managers supporting more than 420 channel partners who are focused primarily on selling our MCAD products such as Pro/ENGINEER, Mathcad and CoCreate, as well as Windchill PDMLink® and ProductPoint (our Microsoft SharePoint-based version of Windchill), into the SMB marketplace.  We began in fiscal 2009 to develop a network of enterprise resellers to further expand our core Windchill ecosystem.  This program is progressing well.  Key metrics we provide in addition to revenue regarding our Indirect Sales / SMB Market performance also include ProductPoint wins (details below).

($ in millions)	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 ‘09	Q3 ‘09	Q4 ‘09	FY ‘09	Q1’10
Indirect	$74.4	$80.9	$85.9	$87.7	$328.9	$76.0	$67.1	$64.6	$66.6	$274.3	$71.7
As % of Rev	31%	31%	32%	29%	31%	32%	30%	29%	27%	29%	28%

In Q1 indirect account revenue was down 6% year over year.  Given that this market is made up of SMB companies, we believe our performance was primarily impacted by ongoing macroeconomic conditions.  Importantly, as you will note from the 4-box detail on page 10, we are seeing an important sign of improvement in the SMB space: license revenue is up sequentially in both the lower left and lower right boxes.

ProductPoint Win Update:  On track to meet new goal of 400 ProductPoints wins by FY’10
At our June ’09 investor event, we outlined our social product development platform.  Essentially, this is leveraging social computing technologies in the product development process.  We have built our solution, called ProductPoint, on the Microsoft SharePoint technology stack and have developed a joint go-to-market strategy with Microsoft.  After surpassing our original goal of 100 wins by the end of FY’09, we set a new target of 400 wins by the end of FY’10.  We believe that achieving this goal will serve as a “signpost” of our ongoing thought leadership in the industry and the market potential of our social computing platform.  As shown in the table below, we are on track to meet this goal.

	Q1’09	Q2’09	Q3’09	Q4’09	FY’09	Q1’10	FY’10 Goal
ProductPoint Wins	16	29	37	65	147	69	400

LOWER LEFT BOX (INDIRECT SPACE / DESKTOP PRODUCTS)

We believe this market continues to offer long-term growth potential.  However, given that the customer base is primarily comprised of SMB customers, which we believe continue to be impacted by the global economic situation, we expect this market to remain soft at least through the first half of FY’10.  Importantly, however, our maintenance paying base in this market remains solid, and we are seeing signs of improvement in new sales:  this is our second sequential quarter of revenue (license and total) improvement.  Our primary products in this market are Pro/ENGINEER, CoCreate, Mathcad and Arbortext authoring solutions.

 LOWER RIGHT BOX (INDIRECT SPACE / ENTERPRISE PRODUCTS)

From a medium- to long-term growth perspective, we believe this market offers a significant growth opportunity.  Again, given that the customer base is primarily comprised of SMB companies, which we believe continue to be impacted by the global economic situation, we expect this market to remain soft at least through the first half of FY’10.  However, SMB customers are increasingly interested in PLM solutions and we believe PTC’s Windchill is an excellent product for larger companies in the SMB space.  We are also seeing encouraging interest from the SMB market in our ProductPoint offering as well.    Our primary products in this market are Windchill, ProductPoint, CoCreate and Arbortext enterprise solutions.

REVENUE BY LINE OF BUSINESS

LICENSE:  DEMAND FOR WINDCHILL DRIVES 30% GROWTH OPPORTUNITY IN FY’10
License sales generate the highest gross margins, which are in the mid- to high 90% range on a non-GAAP basis. License revenue has historically tended to represent 28% to 35% of our total revenues in any given quarter, with Q4 generally being our strongest quarter.  Given the macroeconomic environment in FY’09, license revenue was closer to 20% of total revenue.  We expect license revenue to be closer to 30% of total revenue again in FY’10.

($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1 ‘10
License	$71.0	$77.9	$79.9	$103.6	$332.4	$50.5	$42.1	$49.5	$70.7	$212.7	$74.8
% of Total Revenue	29%	30%	29%	35%	31%	21%	19%	22%	29%	23%	29%

Q1 License revenue of $74.8 million was up 48% year over year (43% on a constant currency basis).  On a sequential basis, our license revenue was up 6% and our products continue to perform very well in competitive benchmarks.  Historically, we have seen a sequential decrease in license revenue in Q1, but this quarter was an exception.  We believe that our stronger than expected license revenue in Q1 (due in part to large, enterprise PLM contracts in North America) is a solid proof point that we are well positioned to leverage our strong market position and technology, especially when customer buying behavior begins to improve on a global basis.

Looking forward to Q2, we are expecting license revenue of $60 to $65 million; this is up approximately 50% on a year-over-year basis.  For FY’10, we are expecting license revenue to be up approximately 30% compared to FY’09.

SERVICES:  DEMAND STABLE, OPPORTUNITY FOR GROWTH IN H2
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions and providing them with training on our software. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1 ‘10
Services	$55.5	$58.0	$60.6	$62.8	$236.9	$59.1	$60.6	$54.9	$51.7	$226.4	$55.9
% of Total Revenue	23%	23%	22%	21%	22%	25%	27%	24%	21%	24%	22%

Q1 Services revenue of $55.9 million was down 5% year over year (11% on a constant currency basis).  Our training business, which typically represents about 15% of our total services revenue, was down 17% year over year.  Our consulting business, which primarily supports Windchill implementations, was down 3% year over year.  Our services non-GAAP net margins were 5.2%, compared to 1.9% in Q1’09.

Looking forward to Q2, we are expecting services revenue to remain relatively flat sequentially.  Although we have a solid backlog of services engagements that provides near-term visibility into our services business, significantly reduced year-over-year Windchill license revenues in the early part of FY’09 began to have an adverse impact on services revenue in Q3 and Q4 of FY’09.  With recent increases in Windchill license revenue, we have seen an increase in services booking activity and, therefore, we are expecting services revenue to be flat to up modestly in FY’10, with improving performance throughout the year.

Our primary initiatives for the services business are to continue improving our services net margins and to expand our Windchill services ecosystem by adding Service Partners.  We launched the “Service Advantage Program” at the beginning of fiscal 2009 in North America and we are making solid progress.  We are currently in the process of adding additional partners and launching the Service Advantage Program in Europe and Asia.

MAINTENANCE:  DEMAND STABLE, OPPORTUNITY FOR GROWTH IN H2
Our maintenance business is an important barometer of customer satisfaction with our solutions.  It is also a strong source of recurring revenue for PTC.  Maintenance gross margins are in the mid- to high 80% range.  Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to historically strong performance of license sales in that quarter.

($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1 ‘10
Maintenance	$114.8	$122.0	$131.3	$133.1	$501.1	$130.8	$122.6	$121.8	$123.9	$499.1	$127.7
% of Total Revenue	48%	47%	48%	44%	47%	54%	54%	54%	50%	53%	49%

Q1 maintenance revenue of $127.7 million was down 2% year over year (down 7% constant FX).  On a sequential basis, Q1 was up 3%.  We believe our maintenance business reflects a solid customer base and the stickiness of our products – even in a difficult macro environment.

Looking forward to Q2, we are expecting a slight sequential decrease in maintenance revenue, in line with the normal seasonality of our maintenance business.  For FY’10, we are expecting maintenance revenue to be flat to up modestly on a year-over-year basis.  We expect the significantly reduced license revenues we had in FY’09 will put some pressure on our maintenance revenues for H1 FY’10, and that improving license revenue throughout the year will lead to improving maintenance revenue trends in H2.

Active Maintenance Seats
We have more than 1,100,000 active maintenance seats of PTC software in use today.  We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our largest assets.

Beginning in Q1’10, we have changed the definition of ‘Active Maintenance Seats.’  Previously, we counted software packages as 1 seat (usually Pro/ENGINEER), despite the fact that many of the packages include seats of our other products such as Windchill, Arbortext, Mathcad, etc.  In our new methodology a package product with multiple products will result in a seat of each product being included in the disclosure below.  We believe this definition better reflects the number of active seats of our software products in use.  The table below outlines our active maintenance seat trends using this new methodology for both current and prior year results.

Active Maintenance Seats
(in 000’s)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1’10
Pro/E	130.9	132.3	134.4	135.2	135.2	138.5	132.3	132.2	133.0	133.0	133.5
Windchill	638.4	658.2	688.6	722.9	722.9	733.4	714.2	719.4	718.5	718.5	848.0
All Others	152.9	151.6	153.6	150.3	150.3	154.8	149.3	149.5	147.8	147.8	146.2
Total	922.2	942.1	976.6	1,008.4	1,008.4	1,026.7	995.8	1,001.1	999.3	999.3	1,127.7

We experienced a significant sequential increase in active maintenance seats in Q1, driven by a strong demand for Windchill in the large enterprise market. We also saw a modest improvement in Pro/E seats in Q1 and a modest decrease in other seats.  Our overall attach and renewal rates continue to remain strong.

REVENUE BY REGION:  AMERICAS LEADS THE RECOVERY
($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1 ‘10
Americas	$84.4	$88.2	$90.0	$102.0	$364.5	$83.6	$79.6	$85.6	$103.0	$351.8	$107.2
% of Total Rev	35%	34%	33%	34%	34%	35%	35%	38%	42%	38%	42%
Americas revenue in Q1 of $107.2 million was up 28% compared with last year, and up 4% sequentially.  Compared to Q1’09, indirect revenue in the Americas in Q1 was down 19%, and direct revenue was up 43%.  Q1 license revenue in the Americas was up 8% sequentially.

($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1 ‘10
Europe	$101.7	$106.1	$111.7	$130.5	$450.1	$99.2	$89.7	$91.3	$92.2	$372.4	$99.2
% of Total Rev	42%	41%	41%	44%	42%	41%	40%	40%	37%	40%	38%
Europe revenue was $99.2 million in Q1, flat (down 9% on a constant currency basis) compared with last year, but up 8% sequentially.  Compared to Q1’09, indirect revenue in Europe was down 6%, and direct revenue was up 4%.  Q1 license revenue in Europe was up 9% sequentially.

($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1 ‘10
Japan	$25.1	$29.9	$35.7	$27.5	$118.2	$25.8	$30.5	$24.5	$23.3	$104.1	$23.2
% of Total Rev	10%	12%	13%	9%	11%	11%	14%	11%	10%	11%	9%
Japan revenue was $23.2 million in Q1, down 10% (20% on a constant currency basis) compared with last year and down 1% sequentially.  Compared to Q1’09, indirect revenue in Japan was up 3%, and direct revenue was down 18%.  Q1 license revenue in Japan was down 17% sequentially.

($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1 ‘10
Pacific Rim	$30.0	$33.6	$34.4	$39.6	$137.6	$31.7	$25.5	$24.7	$27.8	$109.8	$28.9
% of Total Rev	12%	13%	13%	13%	13%	13%	11%	11%	11%	12%	11%
Pacific Rim revenue was $28.9 million in Q1, down 9% (11% on a constant currency basis) compared with last year, but up 4% sequentially. (China, which represents a significant portion of our Pac Rim revenue, increased 8% compared to Q1’09).  Compared to Q1’09, indirect revenue in the Pac Rim was up 20%, and direct revenue was down 18%.  Q1 license revenue in the Pac Rim was down 2% sequentially.

CURRENCY IMPACT ON RESULTS
Because we have a global business, with Europe and Asia historically representing approximately 65% of our revenue, our results are impacted by currency fluctuations.  On a constant currency basis, our revenue increased 3% year over year.  Currency fluctuations favorably impacted Q1 revenue by $12.0 million and unfavorably impacted Q1 non-GAAP expenses by $6.4 million compared to Q1’09.

Constant Currency (assumes Q1’09 currency rates)

Looking forward, the guidance we are providing assumes exchange rates of approximately USD 1.46 / EURO and YEN 90 / USD.  The average USD / EURO rate for the past two years has been approximately $1.43.  We do not forecast currency movements, rather we provide detailed constant currency commentary.  Currency can significantly impact our results. In FY’09 currency was a considerable headwind for PTC:  revenue was negatively impacted by $39 million and expenses were positively impacted by $36 million.

Q1 FY’10 EXPENSES COMMENTARY AND FY’10 & Q2 OUTLOOK

Q1 non-GAAP results exclude $13.9 million of stock-based compensation expense, $9.0 million of acquisition-related intangible asset amortization and $7.4 million of income tax adjustments.  The Q1 results include a non-GAAP tax rate of 25% and a GAAP tax rate of 18%.

FY’10 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $49 million of expense related to stock-based compensation
•	Approximately $35 million of acquisition-related intangible asset amortization expense

Q2’10 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $12 million of expense related to stock-based compensation
•	Approximately $9 million of acquisition-related intangible asset amortization expense

INCOME STATEMENT
Our Q1 non-GAAP operating margins and EPS were stronger than expected primarily due to strong license sales.  Our Q1’10 non-GAAP operating expenses were $213.3 million, down 2% (5% on a constant currency basis) from Q1 of last year.  Q1’10 GAAP operating expenses were $236.1 million.  From an operating performance perspective, we achieved 17.5% non-GAAP operating margin in Q1’10, compared to 9.4% last year.  GAAP operating margin was 8.6% for Q1’10 compared to 1.5% in Q1’09.

Looking forward, we are expecting non-GAAP operating expenses for FY’10 to be approximately $855 million with Q2 expenses to be $210 to $215 million, depending on amount of revenue and mix of revenue.  GAAP operating expenses for FY’10 are expected to be approximately $940 million.  Q2 GAAP operating expenses are expected to be approximately $230 to $235 million.  We expect FY’10 non-GAAP and GAAP operating expenses to be approximately $40 million and $20 million, respectively, more than in FY’09 due to investments in strategic initiatives, to the add back of certain temporary expense reductions made in FY’09, and due to unfavorable currency movements.

As you will note from the table below, our R&D and S&M expense as a percentage of revenue in FY’09 and Q1’10 were higher than in previous years, reflecting our strategy to leverage our technology leadership position and better position PTC for the future.  Primary areas of investment in the business continue to include:

1)	Increased investment in our direct sales force and our reseller channel
2)
Investing in R&D to extend our technology leadership position with further enhancements to our core product families including Windchill, Pro/ENGINEER, InSightTM, CoCreate, Arbortext, Mathcad and ProductPoint®

3)	Enhancing and leveraging the value of our services business through expansion of our services ecosystem

We believe these investments will drive revenue growth and create considerable operating leverage opportunities over time.

NON-GAAP OPERATING EXPENSES
($ in millions)	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09	Q4'09	FY'09	Q1’10
Cost of License	$1.8	$2.2	$2.7	$3.5	$10.2	$2.9	$2.3	$2.4	$2.7	$10.2	$3.2
% of Revenue	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
Cost of Service	$68.6	$71.6	$74.3	$76.9	$291.4	$73.5	$71.0	$64.1	$63.0	$271.6	$68.0
% of Revenue	28%	28%	27%	26%	27%	31%	32%	28%	26%	29%	26%
R&D	$39.3	$43.4	$45.1	$44.8	$172.6	$46.1	$43.2	$44.6	$46.4	$180.3	$48.0
% of Revenue	16%	17%	17%	15%	16%	19%	19%	20%	19%	19%	19%
S&M	$68.2	$70.4	$75.6	$80.5	$294.7	$77.0	$69.2	$70.3	$72.1	$288.6	$75.5
% of Revenue	28%	27%	28%	27%	27%	32%	31%	31%	29%	31%	29%
G&A	$20.4	$17.4	$16.9	$19.6	$74.3	$18.3	$16.0	$15.3	$16.9	$66.6	$18.6
% of Revenue	8%	7%	6%	7%	7%	8%	7%	7%	7%	7%	7%
Total Expenses	$198.3	$205.0	$214.6	$225.3	$843.2	$217.8	$201.7	$196.7	$201.1	$817.3	$213.3
% of Total Revenue	82%	79%	79%	75%	78%	91%	89%	87%	82%	87%	83%

TAX RATE
Q1 non-GAAP tax rate was 25%, slightly above our expected non-GAAP tax rate of 23%.  Our GAAP tax rate was 18%.

Looking forward, the Q2 guidance assumes a non-GAAP tax rate of 28% and a GAAP tax rate of 25%.  The FY’10 target assumes a non-GAAP tax rate of 25% and a GAAP tax rate of 17%.

SHARE COUNT / SHARE REPURCHASE
We had 121.1 million fully diluted shares outstanding at the end of Q1.  We repurchased 0.3 million shares during the quarter for $5 million.  We have $76 million remaining under our current authorization to repurchase shares.

Looking forward, we expect to have approximately 120 million fully diluted shares outstanding for Q2 and for the full fiscal year.  We are planning to repurchase approximately $60 million worth of our stock in FY’10.

BALANCE SHEET:  CASH FLOW POSITIVE AND A SOLID CASH POSITION

CASH / CASH FLOW FROM OPERATIONS
For Q1’10, our cash balance was $231 million, down $4 million from the end of Q4’09.  $23 million was provided from operations in Q1’10.  The cash balance at the end of Q1’10 also reflects:

•	Capital Expenditures: $8 M
•	Share repurchase: $5 M
•	FX impact on cash: $2 M unfavorable

DSO
DSO for Q1’10 was 57 days, compared with 62 days in Q4’09 and 70 days in Q1’09.  We continue to have strong DSOs in a challenging economic environment.

OUTSTANDING DEBT
We did not make any debt repayments during the quarter and were positively impacted $1 million by currency fluctuations on our outstanding balance during Q1’10.  At the end of Q1’10 we had an outstanding balance of $57 million on our $230 million revolving credit facility, which is scheduled to expire in February 2011.

Looking forward, we expect to retire this debt in FY’10 and enter into a new revolving credit facility at that time.

MISCELLANEOUS COMMENTS
HEADCOUNT
Total headcount was 5,158 at the end of Q1, flat with 5,165 at the end of Q4’09.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity.  We intend to remain opportunistic as it relates to M&A throughout the course of FY’10.  We have approximately $173 million available under our revolving credit facility as well as available cash with which to execute strategic M&A opportunities.  However, the majority of our M&A opportunities comprise small, strategic technology tuck-ins.   For example, early in Q2 we acquired leading technology in the fast growing carbon information management market, enhancing our product analytics platform with “green product development” capabilities.

WRAP-UP
Q1 was a very strong quarter for PTC.  From a strategic perspective, our technology leadership position is paying dividends:  Windchill license revenue is up significantly; we are winning in strategically important “domino” accounts; and we are engaged in more than 200 competitive displacement opportunities.  This coupled with broader signals of economic stability (e.g. the large enterprise market is starting to spend again, the Americas are beginning to see growth, and other geographies and the SMB space beginning to stabilize) gives us confidence in our revised guidance for FY’10.

We are very optimistic about the long-term opportunity for the PLM market and PTC and intend to continue to make prudent, strategic investments that we believe are critical to delivering value to our customers and gaining market share, while remaining committed to our goal of 20% non-GAAP EPS growth for 2010 and beyond.

Thank you for your on-going support.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP operating expenses, margin and EPS exclude stock-based compensation expense, amortization of acquired intangible assets, acquired in-process research and development expense, restructuring charges, and the related tax effects of the preceding items and any one-time tax items.  PTC provides this non-GAAP information to facilitate period-to-period comparisons of its operational performance by adjusting for certain non-cash and certain episodic expenses.  We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to peer companies.  PTC management also uses this and other non-GAAP financial information to evaluate, manage and plan our business because the information provides additional insight into ongoing financial performance.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.  We calculate revenue and expenses on a constant currency basis to obtain a view of the performance of our business without the effect of differences in foreign currency exchange rates used for translation.  We calculate these measures by applying the applicable prior period exchange rates to current period revenues and expenses.

Important Note About Our Revised Revenue Reporting
The revenue reporting provided today reflects “Indirect” revenue which includes not only revenue from our reseller channel but also revenue from other accounts classified as “Indirect.”  Previously we had reported revenue only from our reseller channel.  This change resulted in a reallocation of approximately $39 million (4% of total revenue) and $57 million (5% of total revenue) from direct revenue to indirect revenue for the years ended September 30, 2009 and 2008, respectively.  Also note that the definitions of “Desktop” and “Enterprise” we use today are not identical to those we used when we last reported those categories in our SEC filings for the period ended September 30, 2007 or periods prior to that.  All historical revenue amounts provided in this document have been revised to reflect the “direct/indirect” classification and “Desktop/Enterprise” classification we use today.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our fiscal 2010 and other future financial and growth expectations, anticipated tax rates, the expected impact of our planned strategic investments on our future success, and the long-term prospects for PTC are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our customers may not renew maintenance or enter into services engagements at historic rates and that our maintenance and services businesses may not recover when we expect, the possibility that strategic customer wins may not generate the revenue we expect, the possibility that our strategic investments may not have the effects we expect, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business or planned share repurchases and debt repayments, the possibility that our efforts to contain our operating expenses may not have the effects we expect and could harm our operations, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that planned product releases may be delayed, the possibility that our board may not renew our share repurchase authorization in May 2010 when it expires, the possibility that we may be unable to draw upon our revolving credit facility when or to the extent we decide to do so, and the possibility that we may be unable to enter into a new credit facility.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses (including restructuring charges) and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

GAAP Operating Expenses	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1’10
Cost of license revenue	$4,805	$6,778	$8,980	$9,560	$30,123	$7,584	$6,976	$7,644	$7,758	$29,962	$8,147
Cost of service revenue	70,980	73,875	76,582	79,226	300,663	75,741	72,302	66,162	65,592	279,797	70,524
Sales and marketing	71,028	73,359	78,762	83,731	306,880	79,862	71,387	73,823	76,297	301,369	78,598
Research and development	41,548	45,734	47,374	47,366	182,022	48,361	44,752	46,562	48,826	188,501	50,690
General and administrative	23,551	20,808	20,294	23,176	87,829	21,437	17,693	19,245	22,295	80,670	24,071
Amortization of acquired intangible assets	2,893	4,315	4,044	4,327	15,579	3,868	3,815	3,827	4,110	15,620	4,058
In-process research and development	1,887	-	-	-	1,887	-	-	300	-	300	-
Restructuring charge, net	9,685	1,892	3,790	4,735	20,102	-	9,788	6,609	6,274	22,671	-
GAAP Operating Expenses	$226,377	$226,761	$239,826	$252,121	$945,085	$236,853	$226,713	$224,172	$231,152	$918,890	$236,088

Adjustments to Derive Non-GAAP Measures	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1’10
Cost of license revenue
Acquired intangible amortization	$2,954	$4,607	$6,289	$5,991	$19,841	$4,668	$4,703	$5,221	$5,082	$19,674	$4,898
Stock-based compensation	-	14	12	12	38	14	3	11	22	50	17
Cost of service revenue
Acquired intangible amortization	17	17	17	16	67	8	-	-	-	8	-
Stock-based compensation	2,347	2,222	2,298	2,305	9,172	2,255	1,291	2,055	2,562	8,163	2,580
Sales and marketing
Stock-based compensation	2,867	2,936	3,130	3,296	12,229	2,908	2,193	3,491	4,205	12,797	3,074
Research and development
Stock-based compensation	2,270	2,337	2,322	2,500	9,429	2,258	1,566	1,986	2,404	8,214	2,659
General and administrative
Stock-based compensation	3,119	3,420	3,387	3,602	13,528	3,096	1,677	3,969	5,362	14,104	5,525
Amortization of acquired intangible assets	2,893	4,315	4,044	4,327	15,579	3,868	3,815	3,827	4,110	15,620	4,058
In-process research and development	1,887	-	-	-	1,887	-	-	300	-	300	-
Restructuring charge, net	$9,685	$1,892	$3,790	$4,735	$20,102	$-	$9,788	$6,609	$6,274	$22,671	$-
Non-GAAP Adjustments	$28,039	$21,760	$25,289	$26,784	$101,872	$19,075	$25,036	$27,469	$30,021	$101,601	$22,811

Non-GAAP Operating Expenses	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09	FY '09	Q1’10
Cost of license revenue	$1,851	$2,157	$2,679	$3,557	$10,244	$2,902	$2,270	$2,412	$2,654	$10,238	$3,232
Cost of service revenue	68,616	71,636	74,267	76,905	291,424	73,478	71,011	64,107	63,030	271,626	67,944
Sales and marketing	68,161	70,423	75,632	80,435	294,651	76,954	69,194	70,332	72,092	288,572	75,524
Research and development	39,278	43,397	45,052	44,866	172,593	46,103	43,186	44,576	46,422	180,287	48,031
General and administrative	20,432	17,388	16,907	19,574	74,301	18,341	16,016	15,276	16,933	66,566	18,546
Amortization of acquired intangible assets	-	-	-	-	-	-	-	-	-	-	-
In-process research and development	-	-	-	-	-	-	-	-	-	-	-
Restructuring charge, net	-	-	-	-	-	-	-	-	-	-	-
Non-GAAP Operating Expenses	$198,338	$205,001	$214,537	$225,337	$843,213	$217,778	$201,677	$196,703	$201,131	$817,289	$213,277